Exhibit 99.2

Egalet IPO Underwriters Exercise Over-Allotment Option

Wayne, Penn. — March 10, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced that the underwriters of its initial public offering (IPO) have exercised their option to purchase 630,000 shares of common stock at the IPO price of $12.00 per share to cover over-allotments. The sale of these additional shares of common stock closed earlier today. Egalet estimates net proceeds from the offering to be approximately $7.5 million, after deducting underwriting discounts and commissions.

Stifel and JMP Securities acted as joint book-running managers for the offering. Canaccord Genuity and Janney Montgomery Scott acted as co-managers. A registration statement relating to this offering was declared effective by the Securities and Exchange Commission on February 5, 2014. Copies of the final prospectus related to this offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by calling (415) 364-2720 or by emailing SyndicateOps@stifel.com, or JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, Attention: Prospectus Department, (415) 835-8985.

About Egalet

Egalet Corporation is a specialty pharmaceutical company developing and planning to commercialize proprietary, abuse-deterrent oral products for the treatment of pain and other indications. The company has created two distinct drug delivery systems, each with novel abuse-deterrent features and the ability to control the release profile of the active pharmaceutical ingredient. Using its proprietary platform, Egalet has developed a pipeline of clinical-stage, opioid-based product candidates in tablet form that are specifically designed to deter abuse by physical and chemical manipulation, while also providing tailored release of the active pharmaceutical ingredient. Its lead product candidate, Egalet-001, is an abuse-deterrent, extended-release, oral morphine formulation in development for the treatment of moderate to severe pain. There are currently no commercially available abuse-deterrent formulations of morphine, and if approved, Egalet believes Egalet-001 would fill a significant unmet need in the marketplace. The company’s second product candidate, Egalet-002, is an abuse-deterrent, extended-release, oral oxycodone formulation in development for the treatment of moderate to severe pain. The Egalet technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple APIs with similar or different release profiles. Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, expect as may be required by law.

Contacts:

Investor Relations:

Lisa M. Wilson

In-Site Communications, Inc.

Tel: 917-543-9932

Email: lwilson@insitecony.com

Media:

E. Blair Clark-Schoeb

Tel: 917-432-9275

Email: blair@biotechcomm.com